Exhibit 2.01

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                               CERTRON CORPORATION


         The undersigned hereby certify that:

1. They are the Chairman of the Board and the Secretary, respectively, of Certron Corporation, a California corporation.

2. The provision of Article V of the Articles of Incorporation of Certron Corporation, as amended, which now reads:

                  "The total number of shares of stock which this corporation shall have authority to issue is 10,500,000 shares. The aggregate par value of all shares that are to have par value is Five Hundred Thousand Dollars ($500,000). The number of shares of Preferred Stock authorized is 500,000 shares, and the par value of each of such shares is one dollar ($1.00). The number of shares of Common Stock authorized is 10,000,000 shares, and each such common share shall be without par value."

         is hereby amended to read in its entirety as follows:

                  "The total number of shares of stock which this corporation shall have authority to issue is 150,500,000 shares. The aggregate par value of all shares that are to have par value is Five Hundred Thousand Dollars ($500,000). The number of shares of Preferred Stock authorized is 500,000 shares, and the par value of each of such shares is one dollar ($1.00). The number of shares of Common Stock authorized is 150,000,000 shares, and each such common share shall be without par value."

3. The foregoing amendment of the Articles of Incorporation of Certron Corporation has been duly approved by the Board of Directors of Certron Corporation.

4. The foregoing amendment of the Articles of Incorporation of Certron Corporation has been duly approved by the required vote of shareholders in accordance with Section 902 and Section 903 of the California Corporations Code. The total number of outstanding shares is 3,128,306 shares of Common Stock, the only class outstanding and the only class entitled to vote with respect to the foregoing amendment. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.



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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Dated:  February 2,  2005

                                      /s/ Michael S. Kass

                                      -----------------------------------------
                                      Michael S. Kass, Executive Vice President


                                      /s/Susan E. Kass

                                      -----------------------------------------
                                      Susan E. Kass